UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 3, 2010
Jefferies Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Ave., New York, New York	10022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 212-284-2550

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
As previously disclosed, on August 11, 2008, we entered into a Credit Agreement (the “Credit Facility”) with JCP Fund V Bridge Partners, LLC, a Delaware limited liability company (the “Borrower”), pursuant to which we may make loans to the Borrower in an aggregate principal amount of up to $50.0 million. The Borrower is owned by its two managing members who are James L. Luikart, executive vice president of Jefferies Capital Partners, and Brian P. Friedman, one of our directors and one of our executive officers. The loans may be used by the Borrower to make investments that are expected to be sold to Jefferies Capital Partners V, L.P. (“Fund V”) upon its capitalization by third party investors. Fund V will be managed by a team led by Mr. Friedman. As required under the Credit Facility, the members of the Borrower have made capital contributions to the Borrower in amounts equal to not less than 12.5% of the amount of the investments made by Fund V.
In July of 2009, the Borrower exercised its right to extend the final maturity date of the Credit Facility from August 12, 2009 to January 11, 2010; and in October 2009, we and the Borrower agreed to extend the final maturity date to June 30, 2010.
On May 3, 2010, we and the Borrower entered into Amendment No. 2 to Credit Agreement whereby we extended the final maturity date of the Credit Facility to September 30, 2010 and increased our commitment to make loans to the Borrower by $10 million to an aggregate principal amount of up to $60.0 million. In addition, Amendment No. 2 to Credit Agreement requires the members of the Borrower to make a $10 million capital contribution to the Borrower. A copy of Amendment No. 2 to Credit Agreement is attached hereto as Exhibit 10.

Item 9.01.	Financial Statements and Exhibits
     The following exhibit is filed with this report:

Number	Exhibit
10	Amendment No. 2 dated May 3, 2010 to Credit Agreement among JCP Fund V Bridge Partners LLC and Jefferies Group, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group, Inc.
Date: May 4, 2010	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10	Amendment No. 2 dated May 3, 2010 to Credit Agreement among JCP Fund V Bridge Partners LLC and Jefferies Group, Inc.